EXHIBIT 99.1

Termination of Joint Filing and Solicitation Agreement

Reference is made to that certain Joint Filing and Solicitation Agreement (the “Agreement”) dated as of November 19, 2019. Capitalized terms used herein but not otherwise defined shall have the meaning given in the Agreement.

Each of the undersigned agrees to terminate the Agreement immediately upon the conclusion of the Annual Meeting and, in any event, no later than 5:00pm on June 11, 2020. Upon termination of the Agreement, Michael J. Driscoll, Lisa Narrell-Mead and Ethan C. Elzen shall cease being members of the Group.

Driver Opportunity Partners I LP

By:	Driver Management Company LLC
its general partner

By:	/s/ J. Abbott R. Cooper
Name:	J. Abbott R. Cooper
Title:	Managing Member

Driver Management Company LLC

By:	/s/ J. Abbott R. Cooper
Name:	J. Abbott R. Cooper
Title:	Managing Member

/s/ J. Abbott R. Cooper
J. Abbott R. Cooper

/s/ Michael J. Driscoll
Michael J. Driscoll

/s/ Lisa Narrell-Mead
Lisa Narrell-Mead

/s/ Ethan C. Elzen
Ethan C. Elzen